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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A
                                (Amendment No. 3)
                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                              Alltrista Corporation
                              ---------------------
             (Exact name of registrant as specified in its charter)

Delaware                          0-21052                    35-1828377
--------                          -------                    ----------
(State or other                   (Commission                (IRS Employer
jurisdiction of                   File Number)               Identification No.)
incorporation)


        555 Theodore Fremd Avenue, Suite B302, Rye, New York       10580
      ---------------------------------------------------------------------
               (Address of principal executive offices)         (Zip Code)

       Registrant's Telephone Number, including area code: (914) 967 9426
                                                           --------------

 5875 Castle Creek Parkway, North Drive, Suite 440, Indianapolis, Indiana 46250
 ------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------
Preferred Stock                                   New York Stock Exchange
Purchase Rights

     Securities to be registered pursuant to Section 12(g) of the Act: None


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: Not applicable.



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Item 1. Description of Registrant's Securities to be Registered.

     Reference is hereby made to the Form 8-A of Alltrista Corporation, an Indiana corporation (the "Registrant"), filed with the Securities and Exchange Commission on December 3, 1997, and amended as of September 8, 1999, and further amended as of August 21, 2001, and such Form 8-A, as amended, is hereby incorporated by reference herein.

     The Registrant executed the Amendment (the "Amendment"), dated as of December 14, 2001, to the Rights Agreement, dated as of March 22, 1993, as amended and restated as of May 7, 1999, and as further amended as of July 19, 2001 (the "Agreement"), between the Registrant and EquiServe Trust Company, N.A. as successor in interest to the First Chicago Trust Company of New York as Rights Agent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     As more fully set forth in the Amendment, the Amendment adds an exception to the Beneficial Owner definition for certain Persons that acquire securities granted pursuant to the Company's 2001 Stock Option Plan or acquired in respect of options or other securities or interests granted pursuant to the Company's 2001 Stock Option Plan.

     A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to Exhibit 1 attached hereto.

Item 2. Exhibits.

     1. Amendment to Rights Agreement, dated as of December 14, 2001, between Alltrista Corporation and EquiServe Trust Company, N.A. as successor in interest to the First Chicago Trust Company of New York as Rights Agent.



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ALLTRISTA CORPORATION



                                        By: /s/ Ian G.H. Ashken
                                            ------------------------------
                                            Ian G.H. Ashken
                                            Vice President, Secretary and
                                            Treasurer


Dated: January 9, 2002



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                                  Exhibit Index
                                  -------------


Exhibit No.         Description
-----------         -----------

    1. Amendment to Rights Agreement, dated as of December 14, 2001, between Alltrista Corporation and EquiServe Trust Company, N.A. as successor in interest to the First Chicago Trust Company of New York as Rights Agent.